ANNUAL CERTIFICATE

Pursuant to Section 3.02 of the Servicing Agreement dated as of December 5, 2005, among Mid-State
Capital Corporation 2005-1 Trust as Issuer, Mid-State Homes, Inc., as Servicer and Wachovia Bank,
National Association, as Indenture Trustee, the undersigned hereby certify that:
(1)
each of us has read and is familiar with the conditions and covenants contained in the Servicing Agreement;
(2)
the statement or opinions herein contained are based upon examinations or investigations of the affairs and operations of the Servicer during the period beginning December 5, 2005 and ending December 31, 2005, made under the supervision of the undersigned in the discharge of their duties as officers of the Servicer;
(3)
in our opinion, such examinations and investigations are sufficient to express an informed opinion as set forth in (4) below;
(4)
to the best of our knowledge the Servicer has kept, observed, performed and fulfilled each and every obligation contained in said
Servicing Agreement and no Default by the Servicer has occurred and is continuing.

MID-STATE HOMES, INC.

By: : /s/ J.H. Kelly
J. H. Kelly, Executive Vice President

By:
/s/ K.A. Perez
K. A. Perez, Executive Vice President

Dated: February 28, 2006